Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Tripath Technology Inc.

San Jose, CA

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-8 of our report dated November 23, 2005, except for the sixth, ninth and eleventh paragraphs of note 8 which are as of December 15, 2005, relating to the consolidated financial statements of Tripath Technology Inc. and its subsidiary and our report dated November 23, 2005, relating to internal control over financial reporting, which appears in the Company’s Annual Report on Forms 10-K and 10-K/A, for the year ended September 30, 2005.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ STONEFIELD JOSEPHSON, INC.

San Francisco, CA

June 12, 2006